BCM RESOURCES CORPORATION

FOR IMMEDIATE RELEASE December 23, 2009

BCM Resources Corporation to File Form 15F to Terminate SEC Reporting Obligations

BCM Resources Corporation (the “Company” or “BCM”) intends to file Form 15F with the Securities and Exchange Commission (“SEC”) prior to December 30, 2009 to voluntarily terminate its reporting obligations under the Securities Exchange Act of 1934.

The Company believes that the costs associated with the SEC Sarbanes-Oxley requirements outweigh benefits received from maintaining its SEC reporting obligations. The common shares of the Company have never been listed on a United States stock exchange.

The Company will continue to be a reporting issuer in Canada and maintain a listing for its common shares on the TSX Venture Exchange, which constitutes the primary market for its securities.

The Company is up-to-date with all filings in both Canada and the United States and is currently in full compliance with the internal control and related provisions of Canadian securities laws.

The Board of Directors has unanimously approved the Company’s termination of its SEC reporting obligations.

BCM’s common shares are traded on the TSX-Venture Exchange under the symbol “B”.

Dale McClanaghan
President & CEO

Contact:
Deborah Goldbloom, Investor Relations
info@bcmresources.com
Telephone: 1 (604) 646-0144, ext. 223 Toll Free: 1 (888) 646-0144
www.bcmresources.com

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release.